Exhibit 99.1


     SurgiCare Inc. Reports First Quarter 2003 Financial Results


    HOUSTON--(BUSINESS WIRE)--May 15, 2003--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, today is announcing financial results for the first quarter of 2003.
    Revenues for the three months ending March 31, 2003, were $2.28 million, a decrease of 30% percent compared with year-ago quarterly revenues of $3.26 million. The first quarter 2003 loss was $678,000, or 3 cents per common basic share, against a profit of $428,000 (3 cents per basic share) for the year-earlier quarter.
    The decrease in revenue is due to three primary factors. The first is an increase in the contractual allowance SurgiCare is taking on revenues compared to last year. The average contractual allowance this quarter is 67% compared to last year's average contractual rate of 55%, which partially led to the provision for doubtful accounts of $5.4 million in the second and third quarters of last year. In addition, there was a transfer of nearly 150 cases from Memorial Village in which SurgiCare owns a 60% interest and can consolidate to Physicians Endoscopy Center in which SurgiCare owns a 10% interest and cannot consolidate, resulting in reduced revenues of approximately $130,000. The center opened in late December 2002 and was fully functional in the first quarter of 2003. Finally, a temporary loss of approximately 70 lithotripsy cases for the quarter due to reimbursement and payment issues reduced revenues by approximately $200,000. The lithotripsy issues have been resolved and the cases are being returned to Memorial Village beginning in May 2003. Revenue per consolidated case of $1,277 is comparable to fourth quarter revenue per consolidated case of $1,396. The drop is primarily due to the loss of the high revenue lithotripsy cases. Surgical costs per case were nearly the same as the fourth quarter.
    Case volume for the first quarter 2003 grew 47.8% percent over the year-ago period to 4,064. Case volume also increased 16.9% over the fourth quarter of 2003. The majority of this growth was due to the opening of Physicians Endoscopy Center (PEC) which performed 1,183 cases in the quarter compared to 58 in the fourth quarter and none in the first quarter of last year. Excluding PEC, case volume for the first quarter 2003 grew 4.8% percent over the year-ago period to 2,881 and case volume decreased 15.7% over the fourth quarter of 2003. Please note that case volumes quoted here include all SurgiCare centers on a same store basis, regardless of SurgiCare's ownership interest. This is a reporting change from prior to the fourth quarter of 2002, which was only on a consolidated basis and not a same store comparison.
    "The results for the quarter reflect the ongoing reconstruction of the company since the introduction of new management," said SurgiCare Chief Executive Officer Keith LeBlanc. "The company has faced significant challenges over the last six months and is in the final stages of completing this process with a targeted completion by June 30."

    These are the primary goals outlined to implement the reconstruction of SurgiCare:

--  Recruit professional management

--  Reduce the debt load

--  Re-structure the existing centers' partnerships

--  Complete strategic plan and re-brand the company

--  Implement cost controls and processes to improve operations

--  Obtain growth capital

-- And, increase revenues through development, acquisition and organic growth of ASC's, imaging centers, surgical hospitals and/or other related service providers

    In September 2002, SurgiCare retained Keith LeBlanc as its new
CEO and Phil Scott as its new CFO. In the first quarter of 2003, SurgiCare hired Robin Bagwell, RN as its director of Clinical Services, Roger Huntington, CPA as its controller, and Andrea Pater, MBA as its development coordinator. These personnel have extensive healthcare experience to complete the reconstruction and build a solid foundation for growth.
    With the hiring of new management, major initiatives were started to eliminate a significant portion of the company's debt load. SurgiCare has completed two private placements raising approximately $2.2 million and has refinanced its debt on its land assets raising a gross amount of $1.5 million. Due to the liquidity issues, SurgiCare needs to raise additional capital to retire a significant portion of its debt. SurgiCare is negotiating additional equity investments, debt restructuring, and/or the sale of select assets to reduce the debt load to a manageable level and cure the existing defaults. SurgiCare will need to raise approximately $2.5 - $3.0 million to cure the existing defaults. However, there is no assurance that SurgiCare will be successful in this effort. Service of the debt, combined with the accrued expenses of the prior administration continues to burden cash flow.
    SurgiCare currently has ownership of various surgery centers ranging from 10% to 100%. The revised strategy is to have SurgiCare own a 35% interest and have a management control position, which would allow SurgiCare to consolidate revenues. This will allow our physician partners to hold a majority of the equity ownership, since they generate the revenues for the centers. SurgiCare is restructuring each of its centers including the ownership, governance, operating agreements and management.
    SurgiCare has retained an advisory board including Hank Moore, corporate strategist and author of The High Cost of Doing Nothing, Jerry MacIntosh, founder of Administaff, and Jackie Hall, organizational psychologist of The Hall Group to work with SurgiCare's top 40 physicians, the board of directors and executive management to formulate a long term strategic plan. The plan, as implemented, will expand SurgiCare's focus to supplement ambulatory surgical centers with related imaging centers, practice management services and possibly short-stay surgical hospitals.
    SurgiCare intends to grow the company by adding an imaging component, creating an outpatient medical mall concept through joint ventures with its current physician partners. SurgiCare also intends to grow the company by adding a practice management division, providing a billing and collection expertise that was severely lacking and would also be a source of potential future acquisitions of ASC's. SurgiCare will provide extensive customer-focused management, quality control, clinical services and other synergies in order to assist its physician partners in meeting the medical demands of the community, which we believe will result in increased volume in the surgery centers.
    Additionally, the company contracted with Bandy-Carroll-Hellige Advertising to develop a corporate image campaign that was launched at the Federal Ambulatory Surgery Association (FASA) meeting in Boston from May 8-11. This image campaign and the strategic planning process has resulted in a new mission, vision statement, strategy, logo and Web site. Please visit our newly revised Web site at www.surgicareinc.com. The FASA meeting was well attended, which resulted in substantial leads for business expansion and development.
    SurgiCare's vision is to become the physicians' partner of choice for outpatient healthcare delivery. Our mission is to provide SurgiCare physicians and medical professionals with the technology, working environment and resources needed to provide the highest quality of care for every patient.
    SurgiCare has implemented various operational programs intended to control costs and improve the product and services offered at our surgery centers. These include a newly signed GPO contract with Amerinet to control supply costs, outsourcing of the human resource functions and services to Administaff to improve the employee recruitment, retention, and benefits at a reduced cost, and the implementation of cost reporting software by case at each of our managed facilities. Ongoing efforts are in progress to streamline and standardize services, reduce costs, and to implement the newly created customer service program.
    To strengthen SurgiCare's capital position and provide funding sources for future growth, the company has been investigating relationships with long-term capital partners. New management has not obtained firm commitments, but has had continuous discussions with various potential partners and expects that upon completion of the clean-up and reduction in the debt, a capital partner will be obtained.
    Finally, SurgiCare continues to explore growth opportunities with a variety of surgery centers, imaging centers and practice management companies. Some of these discussions have advanced to a non-binding letter of intent with ongoing due diligence. These potential acquisitions will be contingent upon securing the capital resources necessary through a capital partner.
    "I'm encouraged by the progress achieved thus far, and I'm very optimistic about the direction of our company," LeBlanc said. "We are close to digging out of the hole that we inherited. Results of the groundwork we are laying will start producing financial results in the third quarter of 2003. The fundamental surgery services model that SurgiCare is evolving does enjoy a proven success for physicians, patients, payors and investors. Our company will benefit as technology and demographics continue to expand the number of outpatient surgical procedures in future years. We intend to use our company's renewed financial strength to complete paying previously existing debts and grow rapidly, both through organic expansion and through carefully selected acquisitions."

    About SurgiCare Inc.

    SurgiCare Inc. offers licensed, freestanding ambulatory surgery centers for use by physicians and its physician partners and their patients. They are licensed, certified and Medicare approved outpatient facilities. SurgiCare's goal is to grow through mergers, acquisitions and turnkey management contracts in conjunction with physician-involved supervision and potential equity participation within a public company model. SurgiCare has assembled a team of highly qualified industry professionals that are equipped to effectively manage multiple ASCs, imaging centers, and other operating units to cut operational costs and increase profit margins. For more information on SurgiCare, please visit the company's newly revised Web Site at http://www.surgicareinc.com or contact Tanya Jacobson at 713/973-6675 or at investors@surgicareinc.com.
    Any forward-looking statements in this release are made pursuant to the Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, but not limited to, the ability of SurgiCare to obtain capital and continue its expansion strategy, changes in federal or state healthcare laws and regulations or third party payor practices. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission. SurgiCare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

    Financial results follow.


                            SURGICARE INC.
                      CONSOLIDATED BALANCE SHEETS

                                                March 31,    December
                                                  2003       31, 2002
                                               ----------- -----------
                     ASSETS                    (unaudited)
Current Assets
       Cash and cash equivalents                 $139,575    $262,327
       Accounts Receivable:
         Trade (less allowance for contractual
          adjustments and doubtful accounts of
          $5,023,000 and $6,496,000 at March
          31, 2003 and December 31, 2002,
          respectively)                         1,095,793   1,324,944
         Other receivables                        465,629     398,834
       Note receivable                            227,657     223,178
       Inventory                                  380,215     397,772
       Prepaid expenses                            83,038      69,380
       Other current assets                       122,141      76,313
                                               ----------- -----------
              Total Current Assets              2,514,048   2,752,748

Property and Equipment
       Office furniture and equipment             380,292     378,901
       Medical and surgical equipment           3,579,316   3,576,721
       Leasehold improvements                     941,440     941,440
       Computer equipment                         379,828     377,495
       Transportation equipment                    19,015      19,015
                                               ----------- -----------
                                                5,299,891   5,293,572
       Less: Accumulated depreciation and
        amortization                            2,654,307   2,468,662
                                               ----------- -----------
              Total Property and Equipment      2,645,584   2,824,910

Goodwill                                        8,045,735   8,045,735
Real Estate                                     4,579,385   4,579,385
Investment in Limited Partnerships                394,296     306,654
Prepaid Limited Partner Distributions             403,748     403,748
Loan fees (net of amortization of $141,694 at
 March 31, 2003 and $108,321 at December 31,
 2002)                                            160,343     193,716
                                               ----------- -----------
              TOTAL ASSETS                    $18,743,139 $19,106,896
                                               =========== ===========

                            SURGICARE INC.
                CONSOLIDATED BALANCE SHEETS (continued)

                                                March 31,    Dec. 31,
                                                  2003         2002
                                               ----------- -----------
                     LIABILITIES               (unaudited)
Current Liabilities
       Current maturities of long-term debt    $6,037,475  $6,295,389
       Revolving lines of credit                1,399,261   1,665,657
       Current portion of capital leases          280,882     313,725
       Accounts payable                         2,181,902   2,362,378
       Accrued expenses                           569,492     472,645
       Payable to a related party                             116,909
                                               ----------- -----------
              Total Current Liabilities        10,469,012  11,226,703

Long-Term Debt                                    391,537     454,328
                                               ----------- -----------
              Total Liabilities                10,860,549  11,681,031


             SHAREHOLDERS' EQUITY
Preferred Stock, Series A, par value $.001,
 1,650,000 authorized, 1,225,100 issued and
 outstanding (Redemption and liquidation value
 $6,125,500).                                       1,225       1,225

Preferred Stock, Series AA, par value $.001,
 1,200,000 authorized, 900,000 issued and
 outstanding                                          900         900

Common Stock, par value $.005, 50,000,000
 shares authorized; 24,863,175 and 21,327,131
 issued March 31, 2003 and December 31, 2002,
 respectively.                                    124,316     106,635

Additional Paid-In Capital                     16,189,400  15,065,801

Retained Earnings                              (8,386,683) (7,708,196)

Less: Treasury Stock-at cost, 91,400 and
      75,000 shares at March 31, 2003 and
      December 31, 2002, respectively             (38,318)    (32,250)
Shareholders receivable                            (8,250)     (8,250)
                                               ----------- -----------
               Total Shareholders' Equity       7,882,590   7,425,865
                                               ----------- -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $18,743,139 $19,106,896
                                               =========== ===========

                            SURGICARE INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                                                FOR THE THREE MONTHS
                                                   ENDING MARCH 31,
                                              ------------------------
                                                  2003         2002
                                              ------------ -----------
Revenues, net                                  $2,280,121 $ 3,263,990

Direct Surgical expenses:
       Surgical costs                             472,577     369,710
       Clinical salaries & benefits               471,428     319,221
       Other                                      292,325     119,374
                                                ---------- -----------
           Total Direct Surgical Expenses       1,236,330     808,305

General and Administrative Expenses:
       Salaries and benefits                      386,396     331,391
       Management and affiliation fees             31,433      24,962
       Rent                                       233,043     132,335
       Depreciation and amortization              219,018     148,894
       Professional fees                          215,097     292,503
       Taxes                                       28,889      10,854
       Provision for doubtful accounts              9,162
       Other                                      274,166     200,175
                                                ---------- -----------
             Total General & Administrative
              Expenses                          1,397,204   1,141,114
       Total Expenses                           2,633,534   1,949,419
                                                ---------- -----------
       Operating Income (Loss)                   (353,413)  1,314,571
                                                ---------- -----------
Other Income (Expense):
       Loss on sale of assets                        (168)     (2,118)
       Miscellaneous income                        11,969          79
       Equity in Earnings of Limited
        Partnerships                               87,642      39,293
       Interest Expense                          (440,112)   (224,083)
                                                ---------- -----------
       Total Other Income (Expense)              (340,669)   (186,829)
Minority Interest in (Earnings)
     Loss of Partnership                            2,034    (425,632)
                                               ----------- -----------
Earnings (Loss) Before Income Tax Expenses       (692,048)    702,110
Federal Income Tax Expense (Benefit)              (13,561)    274,069
                                               ----------- -----------
Net Earnings (Loss)                             $(678,487)   $428,041
                                               ----------- -----------
Earnings (Loss) per share - Basic                   $(.03)       $.03
                                               =========== ===========
Earnings (Loss) per share - Diluted                 $(.03)       $.03
                                               =========== ===========

Weighted Average Shares Outstanding:
     Basic                                     23,579,843  14,089,320
                                               =========== ===========
     Diluted                                   23,579,843  15,672,316
                                               =========== ===========




    CONTACT: SurgiCare Inc., Houston
             Phillip Scott, 713/973-6675
             www.surgicareinc.com